Exhibit 99.1

Cathay General Bancorp Announces Fourth Quarter and Full Year 2021 Results

LOS ANGELES--(BUSINESS WIRE)--January 27, 2022--Cathay General Bancorp (the “Company”, “we”, “us”, or “our”; NASDAQ: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter and year ended December 31, 2021. The Company reported net income of $75.3 million, or $0.98 per share, for the fourth quarter of 2021, and net income of $298.3 million, or $3.80 per share, for the year ended December 31, 2021.

FINANCIAL PERFORMANCE

	Three months ended			Year ended December 31,
(unaudited)	December 31, 2021	September 30, 2021	December 31, 2021	2021	2020
Net income	$75.3 million	$72.4 million	$70.9 million	$298.3 million	$228.9 million
Basic earnings per common share	$0.98	$0.93	$0.89	$3.81	$2.88
Diluted earnings per common share	$0.98	$0.93	$0.89	$3.80	$2.87
Return on average assets	1.48%	1.45%	1.50%	1.52%	1.22%
Return on average total stockholders' equity	12.12%	11.61%	11.75%	12.11%	9.70%
Efficiency ratio	41.77%	43.85%	49.61%	43.92%	47.65%

HIGHLIGHTS

  Record net income of $298.3 million and EPS of $3.80 per share in 2021.
  Quarterly earnings per share increased 10.1% compared to same quarter in 2020.
  Total loans, excluding Paycheck Protection Program (“PPP”) loans, increased by $444.6 million or 11.4% annualized, in the fourth quarter.
  Total deposits for the quarter increased $1.1 billion, or 24.7% annualized.
  Total deposits, excluding time deposits, increased for the year by $3.1 billion, or 33.0%, to $12.5 billion from $9.4 billion in 2020.

“For the fourth quarter of 2021, total loans, excluding PPP loans, increased by $444.6 million, or 11.4% annualized. During 2021, we repurchased 3,986,057 shares at an average cost of $41.92 per share, for a total of $167.1 million as of December 31, 2021,” commented Chang M. Liu, President and Chief Executive Officer of the Company.

FOURTH QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended December 31, 2021, was $75.3 million, an increase of $4.4 million, or 6.3%, compared to net income of $70.9 million for the same quarter a year ago. Diluted earnings per share for the quarter ended December 31, 2021, increased by 10.1%, or $0.98 per share, compared to $0.89 per share for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $15.6 million, or 11.2%, to $155.5 million during the fourth quarter of 2021, compared to $139.8 million during the same quarter a year ago. The increase was due primarily to a decrease in interest expense from deposits and an increase in interest income from loans and securities.

The net interest margin was 3.23% for the fourth quarter of 2021 compared to 3.12% for the fourth quarter of 2020 and 3.22% for the third quarter of 2021.

For the fourth quarter of 2021, the yield on average interest-earning assets was 3.52%, the cost of funds on average interest-bearing liabilities was 0.41%, and the cost of interest-bearing deposits was 0.37%. In comparison, for the fourth quarter of 2020, the yield on average interest-earning assets was 3.74%, the cost of funds on average interest-bearing liabilities was 0.86%, and the cost of interest-bearing deposits was 0.80%. The decrease in the yield on interest-bearing liabilities resulted mainly from lower interest rates on deposits driven by the lower repricing of maturing time deposits in the fourth quarter. The decrease in the yield on average interest-earning assets resulted mainly from lower interest rates on loans due to the lower rate environment.

The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.11% for the quarter ended December 31, 2021, compared to 2.88% for the same quarter a year ago.

Provision/Reversal for credit losses

As permitted under the Coronavirus, Aid, Relief and Economic Security Act (the “CARES Act”) and as extended by the Consolidated Appropriations Act, 2021, the Company adopted the Current Expected Credit Losses (“CECL”) methodology for estimated credit losses effective as of January 1, 2021. The Company recorded a provision for credit losses of $3.5 million in the fourth quarter of 2021 compared with $3.1 million in the third quarter of 2021 and reversal for credit losses of $5.0 million in the fourth quarter of 2020. The fourth quarter provision for credit losses was primarily driven by loan growth. As of December 31, 2021, the allowance for loan losses increased by $4.2 million to $136.2 million, or 0.83% of gross loans, compared to $131.9 million, or 0.83% of gross loans as of September 31, 2021. The change in the allowance for loan losses during the fourth quarter of 2021 included a $4.5 million provision for loan losses, and $287.7 thousand in net charge-offs. The Company will continue to monitor the continuing impact of the COVID-19 pandemic on credit risks and losses, as well as on customer deposits and other liabilities and assets.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Year ended December 31,
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$552	$2,649	$8,613	$20,051	$21,996
Real estate loans (1)	—	3	—	3	—
Total charge-offs	552	2,652	8,613	20,054	21,996
Recoveries:
Commercial loans	160	121	912	1,706	7,267
Construction loans	—	76	—	76	—
Real estate loans (1)	104	144	109	661	543
Total recoveries	264	341	1,021	2,443	7,810
Net charge-offs	$288	$2,311	$7,592	$17,611	$14,186
(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $19.8 million for the fourth quarter of 2021, an increase of $8.4 million, or 73.0%, compared to $11.5 million for the fourth quarter of 2020. The increase was primarily due to a $3.7 million gain on distribution from venture capital investments, a $2.5 million increase in derivative fees, and $1.4 million increase in wealth management fees, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense decreased $1.8 million, or 2.5%, to $73.2 million in the fourth quarter of 2021 compared to $75.0 million in the same quarter a year ago. The decrease in non-interest expense in the fourth quarter of 2021 was primarily due to a decrease of $4.4 million in amortization expense of investments in low-income housing and alternative energy partnerships offset, in part, by an increase of $2.3 million in salaries and employee benefits and an increase of $1.0 million in acquisition, integration and reorganization costs, when compared to the fourth quarter of 2020. The efficiency ratio, defined as non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income was 41.8% in the fourth quarter of 2021 compared to 49.6% for the same quarter a year ago.

Income taxes

The effective tax rate for the fourth quarter of 2021 was 23.6% compared to 12.7% for the fourth quarter of 2020. The effective tax rate includes the impact of alternative energy investments and low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $16.3 billion at December 31, 2021, an increase of $698.1 million, or 4.5%, from $15.6 billion at December 31, 2020. The increase was primarily due to increases of $588.2 million, or 7.8%, in commercial mortgage loans, $296.0 million, or 11.4%, in commercial loans, not including PPP loans, and an increase of $36.6 million, or 0.9%, in residential mortgage loans, offset, in part, by a decrease of $150.4 million, or 62.4%, in PPP loans, and $68.5 million, or 10.1%, in real estate construction loans. For the fourth quarter of 2021, total loans, excluding PPP loans, increased by $444.6 million, or 11.4% annualized. Loan fees recognized on PPP loans were $2.3 million in the fourth quarter of 2021 compared to $5.8 million in the third quarter, $2.7 million in second quarter and $2.5 million in the first quarter of 2021. As of December 31, 2021, the remaining deferred loan fees on PPP loans was $643.0 thousand.

The loan balances and composition as of December 31, 2021, compared to September 30, 2021 and December 31, 2020, are presented below:

	December 31, 2021	September 30, 2021	December 31, 2020
	(In thousands) (Unaudited)
Commercial loans	$2,891,914	$2,702,333	$2,595,926
Paycheck protection program loans	90,485	169,360	240,907
Residential mortgage loans	4,182,006	4,144,789	4,145,389
Commercial mortgage loans	8,143,272	7,835,528	7,555,027
Equity lines	419,487	433,206	424,555
Real estate construction loans	611,031	688,195	679,492
Installment and other loans	4,284	3,370	3,100
Gross loans	$16,342,479	$15,976,781	$15,644,396

Allowance for loan losses	(136,157)	(131,945)	(166,538)
Unamortized deferred loan fees	(4,321)	(3,835)	(2,494)
Total loans, net	$16,202,001	$15,841,001	$15,475,364

Total deposits were $18.1 billion as of December 31, 2021, an increase of $1.9 billion, or 12.1%, from $16.1 billion as of December 31, 2020. The increases in noninterest-bearing demand deposits, NOW deposits, money market deposits and savings deposits resulted from higher liquidity maintained by our depositors during these uncertain times and improved money market deposit generation from corporate accounts. The decreases in time deposits resulted primarily from the runoff of wholesale time deposits.

The deposit balances and composition as of December 31, 2021, compared to September 30, 2021 and December 31, 2020, are presented below:

	December 31, 2021	September 30, 2021	December 31, 2020
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$4,492,054	$4,024,504	$3,365,086
NOW deposits	2,522,442	2,202,956	1,926,135
Money market deposits	4,611,579	4,132,912	3,359,191
Savings deposits	915,515	920,138	785,672
Time deposits	5,517,252	5,726,360	6,673,317
Total deposits	$18,058,842	$17,006,870	$16,109,401

As a result of the 12.1% increase in deposits year over year, our loan to deposits ratio decreased from 96% to 90%. As the majority of the increase was in non-CD deposits, our asset liability sensitivity has become more asset sensitive during 2021.

ASSET QUALITY REVIEW

As of December 31, 2021, total non-accrual loans were $65.8 million, a decrease of $1.8 million, or 2.7%, from $67.7 million as of December 31, 2020, and a decrease of $2.8 million, or 4.1%, from $68.7 million as of September 30, 2021.

The allowance for loan losses was $136.2 million and the allowance for off-balance sheet unfunded credit commitments was $7.1 million as of December 31, 2021. The allowances represent the amount estimated by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.83% of period-end gross loans, and 202.4% of non-performing loans as of December 31, 2021. The comparable ratios were 1.06% of period-end gross loans, and 229.18% of non-performing loans as of December 31, 2020.

The changes in non-performing assets and troubled debt restructurings as of December 31, 2021, compared to December 31, 2020 and September 30, 2021, are presented below:

(Dollars in thousands) (Unaudited)	December 31, 2021	December 31, 2020	% Change	September 30, 2021	% Change
Non-performing assets
Accruing loans past due 90 days or more	$1,439	$4,982	(71)	$4,333	(67)
Non-accrual loans:
Construction loans	—	4,286	(100)	5,491	(100)
Commercial mortgage loans	38,173	33,715	13	36,968	3
Commercial loans	16,558	23,087	(28)	17,098	(3)
Residential mortgage loans	11,115	6,596	69	9,125	22
Total non-accrual loans:	$65,846	$67,684	(3)	$68,682	(4)
Total non-performing loans	67,285	72,666	(7)	73,015	(8)
Other real estate owned	4,368	4,918	(11)	5,251	(17)
Total non-performing assets	$71,653	$77,584	(8)	$78,266	(8)
Accruing troubled debt restructurings (TDRs)	$12,837	$27,721	(54)	$24,406	(47)

Allowance for loan losses	$136,157	$166,538	(18)	$131,945	3
Total gross loans outstanding, at period-end	$16,342,479	$15,644,396	4	$15,976,781	2

Allowance for loan losses to non-performing loans, at period-end	202.36%	229.18%		180.71%
Allowance for loan losses to gross loans, at period-end	0.83%	1.06%		0.83%

The ratio of non-performing assets to total assets was 0.3% as of December 31, 2021, compared to 0.4% as of December 31, 2020. Total non-performing assets decreased $5.9 million, or 7.6%, to $71.7 million as of December 31, 2021, compared to $77.6 million as of December 31, 2020, primarily due to a decrease of $3.5 million, or 71.1%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

As of December 31, 2021, the Company’s Tier 1 risk-based capital ratio of 12.80%, total risk-based capital ratio of 14.41%, and Tier 1 leverage capital ratio of 10.40%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2020, the Company’s Tier 1 risk-based capital ratio was 13.52%, total risk-based capital ratio was 15.45%, and Tier 1 leverage capital ratio was 10.94%.

FULL YEAR REVIEW

Net income for the year ended December 31, 2021, was $298.3 million, an increase of $69.4 million, or 30.3%, compared to net income of $228.9 million for the year ended December 31, 2020. Diluted earnings per share for the year ended December 31, 2021 was $3.80 compared to $2.87 per share for the year ended December 31, 2020. The net interest margin for the year ended December 31, 2021, was 3.22% compared to 3.12% for the year ended December 31, 2020.

Return on average stockholders’ equity was 12.11% and return on average assets was 1.52% for the year ended December 31, 2021, compared to a return on average stockholders’ equity of 9.7% and a return on average assets of 1.22% for the year ended December 31, 2020. The efficiency ratio for the year ended December 31, 2021, was 43.92% compared to 47.65% for the year ended December 31, 2020.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its fourth quarter and year-end 2021 financial results this afternoon, Thursday, January 27, 2022, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 9375967. A presentation to accompany the earnings call will be available at www.cathaygeneralbancorp.com. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 37 branches in California, 10 in New York State, four in Washington State, two in Illinois, two in Texas, one in each of Maryland, Massachusetts, Nevada, New Jersey, and Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank’s website is at www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events (such as the COVID-19 pandemic) and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises (such as the COVID-19 pandemic) and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Year ended December 31,
(Dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020

FINANCIAL PERFORMANCE
Net interest income before (reversal)/provision for credit losses	$155,452	$152,484	$139,820	$597,755	$552,110
(Reversal)/provision for credit losses	3,500	3,050	(5,000)	(16,008)	57,500
Net interest income after (reversal)/provision for credit losses	151,952	149,434	144,820	613,763	494,610
Non-interest income	19,804	12,216	11,451	54,603	42,820
Non-interest expense	73,197	72,215	75,046	286,523	283,465
Income before income tax expense	98,559	89,435	81,225	381,843	253,965
Income tax expense	23,234	17,038	10,332	83,539	25,105
Net income	$75,325	$72,397	$70,893	$298,304	$228,860

Net income per common share
Basic	$0.98	$0.93	$0.89	$3.81	$2.88
Diluted	$0.98	$0.93	$0.89	$3.80	$2.87

Cash dividends paid per common share	$0.34	$0.31	$0.31	$1.27	$1.24

SELECTED RATIOS
Return on average assets	1.48%	1.45%	1.50%	1.52%	1.22%
Return on average total stockholders’ equity	12.12%	11.61%	11.75%	12.11%	9.70%
Efficiency ratio	41.77%	43.85%	49.61%	43.92%	47.65%
Dividend payout ratio	34.50%	33.34%	34.80%	33.30%	43.12%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	3.52%	3.56%	3.74%	3.59%	3.96%
Total interest-bearing liabilities	0.41%	0.48%	0.86%	0.52%	1.14%
Net interest spread	3.11%	3.08%	2.88%	3.07%	2.82%
Net interest margin	3.23%	3.22%	3.12%	3.22%	3.12%

CAPITAL RATIOS	December 31, 2021	September 30, 2021	December 31, 2020
Tier 1 risk-based capital ratio	12.80%	13.29%	13.52%
Total risk-based capital ratio	14.41%	14.93%	15.45%
Tier 1 leverage capital ratio	10.40%	10.67%	10.94%
	.		.	.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	December 31, 2021	September 30, 2021	December 31, 2020

Assets
Cash and due from banks	$134,141	$156,287	$138,616
Short-term investments and interest bearing deposits	2,315,563	1,667,875	1,282,462
Securities available-for-sale (amortized cost of $1,126,867 at December 31, 2021, $1,073,074 at September 30, 2021 and $1,019,230 at December 31, 2020)	1,127,309	1,079,216	1,036,550
Loans	16,342,479	15,976,781	15,644,396
Less:	Allowance for loan losses	(136,157)	(131,945)	(166,538)
Unamortized deferred loan fees, net	(4,321)	(3,835)	(2,494)
Loans, net	16,202,001	15,841,001	15,475,364
Equity securities	22,319	20,117	23,744
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	4,368	5,251	4,918
Affordable housing investments and alternative energy partnerships, net	299,211	313,517	309,016
Premises and equipment, net	99,402	100,344	102,998
Customers’ liability on acceptances	8,112	13,185	13,753
Accrued interest receivable	56,994	56,844	59,032
Goodwill	372,189	372,189	372,189
Other intangible assets, net	4,627	4,831	5,434
Right-of-use assets-operating leases	27,834	29,179	30,919
Other assets	195,403	183,354	170,889
Total assets	$20,886,723	$19,860,440	$19,043,134

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$4,492,054	$4,024,504	$3,365,086
Interest-bearing deposits:
NOW deposits	2,522,442	2,202,956	1,926,135
Money market deposits	4,611,579	4,132,912	3,359,191
Savings deposits	915,515	920,138	785,672
Time deposits	5,517,252	5,726,360	6,673,317
Total deposits	18,058,842	17,006,870	16,109,401

Advances from the Federal Home Loan Bank	20,000	20,000	150,000
Other borrowings for affordable housing investments	23,145	23,197	23,714
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	8,112	13,185	13,753
Lease liabilities - operating leases	30,694	32,028	33,484
Other liabilities	180,544	182,733	175,502
Total liabilities	18,440,473	17,397,149	16,624,990
Stockholders' equity	2,446,250	2,463,291	2,418,144
Total liabilities and equity	$20,886,723	$19,860,440	$19,043,134

Book value per common share	$32.29	$31.89	$30.41
Number of common shares outstanding	75,750,862	77,240,215	79,508,265

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Year ended December 31,
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$164,062	$163,948	$163,618	$649,224	$677,193
Investment securities	4,188	3,707	3,469	14,151	20,599
Federal Home Loan Bank stock	261	258	217	991	952
Deposits with banks	678	714	292	2,145	1,830
Total interest and dividend income	169,189	168,627	167,596	666,511	700,574

INTEREST EXPENSE
Time deposits	7,179	9,299	19,416	40,542	111,629
Other deposits	4,957	5,243	5,725	21,259	25,396
Advances from Federal Home Loan Bank	146	146	1,180	1,182	5,299
Long-term debt	1,455	1,455	1,455	5,773	5,791
Deferred payments from acquisition	—	—	—	—	115
Short-term borrowings	—	—	—	—	234
Total interest expense	13,737	16,143	27,776	68,756	148,464

Net interest income before (reversal)/provision for credit losses	155,452	152,484	139,820	597,755	552,110
(Reversal)/provision for credit losses	3,500	3,050	(5,000)	(16,008)	57,500
Net interest income after (reversal)/provision for credit losses	151,952	149,434	144,820	613,763	494,610

NON-INTEREST INCOME
Net gains/(losses) from equity securities	2,202	3	780	(1,426)	(1,148)
Securities gains, net	—	—	542	853	1,695
Letters of credit commissions	1,867	1,764	1,749	7,103	6,741
Depository service fees	1,477	1,401	1,271	5,584	4,949
Other operating income	14,258	9,048	7,109	42,489	30,583
Total non-interest income	19,804	12,216	11,451	54,603	42,820

NON-INTEREST EXPENSE
Salaries and employee benefits	33,878	33,437	31,545	132,795	124,022
Occupancy expense	5,176	5,136	5,199	20,318	20,634
Computer and equipment expense	3,456	3,175	2,915	13,549	11,133
Professional services expense	6,968	6,232	6,270	23,666	21,856
Data processing service expense	3,185	3,524	3,893	13,607	14,897
FDIC and State assessments	1,937	1,830	2,145	7,132	8,999
Marketing expense	1,643	945	1,334	6,913	5,224
Other real estate owned expense/(income)	146	(88)	138	343	(3,091)
Amortization of investments in low income housing and alternative energy partnerships	10,784	12,411	15,228	45,447	58,225
Amortization of core deposit intangibles	172	172	172	687	687
Cost associated with debt redemption	—	—	693	732	693
Acquisition, integration and reorganization costs	949	476	—	1,425	—
Other operating expense	4,903	4,965	5,514	19,909	20,186
Total non-interest expense	73,197	72,215	75,046	286,523	283,465

Income before income tax expense	98,559	89,435	81,225	381,843	253,965
Income tax expense	23,234	17,038	10,332	83,539	25,105
Net income	$75,325	$72,397	$70,893	$298,304	$228,860
Net income per common share:
Basic	$0.98	$0.93	$0.89	$3.81	$2.88
Diluted	$0.98	$0.93	$0.89	$3.80	$2.87

Cash dividends paid per common share	$0.34	$0.31	$0.31	$1.27	$1.24
Basic average common shares outstanding	76,566,481	77,846,424	79,540,694	78,268,369	79,584,560
Diluted average common shares outstanding	76,914,817	78,153,408	79,834,150	78,570,638	79,777,847

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	December 31, 2021		September 30, 2021		December 31, 2020
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$16,130,896	4.04%	$15,798,496	4.12%	$15,569,490	4.18%
Taxable investment securities	1,152,596	1.44%	1,058,004	1.39%	1,073,058	1.29%
FHLB stock	17,250	6.00%	17,250	5.93%	17,250	5.00%
Deposits with banks	1,779,275	0.15%	1,893,785	0.15%	1,156,764	0.10%
Total interest-earning assets	$19,080,017	3.52%	$18,767,535	3.56%	$17,816,562	3.74%

Interest-bearing liabilities
Interest-bearing demand deposits	$2,217,341	0.08%	$2,109,632	0.10%	$1,694,831	0.15%
Money market deposits	4,393,816	0.39%	4,228,025	0.43%	3,295,103	0.59%
Savings deposits	932,678	0.08%	914,540	0.07%	797,438	0.11%
Time deposits	5,604,073	0.51%	5,882,576	0.63%	6,687,731	1.15%
Total interest-bearing deposits	$13,147,908	0.37%	$13,134,773	0.44%	$12,475,103	0.80%
Other borrowed funds	43,186	1.34%	43,246	1.34%	237,467	1.98%
Long-term debt	119,136	4.85%	119,136	4.84%	119,136	4.86%
Total interest-bearing liabilities	13,310,230	0.41%	13,297,155	0.48%	12,831,706	0.86%
Non-interest-bearing demand deposits	4,162,906		3,830,485		3,365,075
Total deposits and other borrowed funds	$17,473,136		$17,127,640		$16,196,781

Total average assets	$20,176,429		$19,812,508		$18,843,635
Total average equity	$2,466,363		$2,473,223		$2,400,494

	Year ended
(In thousands)	December 31, 2021		December 31, 2020
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$15,827,550	4.10%	$15,500,910	4.37%
Taxable investment securities	1,046,187	1.35%	1,215,957	1.69%
FHLB stock	17,250	5.74%	17,300	5.50%
Deposits with banks	1,649,564	0.13%	960,276	0.19%
Total interest-earning assets	$18,540,551	3.59%	$17,694,443	3.96%

Interest-bearing liabilities
Interest-bearing demand deposits	$2,047,177	0.11%	$1,591,924	0.18%
Money market deposits	4,034,246	0.45%	2,903,837	0.74%
Savings deposits	897,663	0.09%	759,581	0.13%
Time deposits	5,979,191	0.68%	7,268,738	1.54%
Total interest-bearing deposits	$12,958,277	0.48%	$12,524,080	1.09%
Other borrowed funds	75,516	1.57%	326,023	1.73%
Long-term debt	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	13,152,929	0.52%	12,969,239	1.14%
Non-interest-bearing demand deposits	3,751,626		3,158,828
Total deposits and other borrowed funds	$16,904,555		$16,128,067

Total average assets	$19,591,538		$18,736,854
Total average equity	$2,463,021		$2,359,735
(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

Contacts

Heng W. Chen
(626) 279-3652